Exhibit 99.1

FOR IMMEDIATE RELEASE

Incyte Reports Second Quarter 2026 Financial Results and Provides Business Updates
Total revenue of $1.67 billion and total net sales of $1.49 billion in the second quarter of 2026, an increase of 38% and 40%, respectively, compared to the second quarter of 2025
Total net sales, excluding the one-time, non-cash benefit for Opzelura® (ruxolitinib) cream related to the CMS settlement,* grew 17% compared to the prior year period
Jakafi®/Jakafi XR™ (ruxolitinib) net sales of $817 million, an increase of 7% compared to the same period in 2025
Opzelura net sales of $450 million, an increase of 173% versus the prior year period; excluding the one-time, non-cash benefit,* Opzelura net sales were $204 million, an increase of 24% versus the prior year period
Hematology and Oncology portfolio net sales of $222 million, an increase of 69%, compared to the second quarter of 2025
Updating 2026 full year financial guidance for total net sales and operating expenses
Ten clinical data readouts, including data from four registrational trials, expected throughout the second half of 2026
Conference Call and Webcast Scheduled Today at 8:00 a.m. ET
WILMINGTON, Del. – July 28, 2026 – Incyte (Nasdaq:INCY) today reported financial results for the second quarter of 2026 and provided a business update.
“Our second quarter was marked by broad-based sales growth, continued pipeline progress and strategic business development,” said Bill Meury, Chief Executive Officer, Incyte. “Every marketed product contributed to growth, reflecting the strength of our commercial portfolio and execution. We also recently strengthened our Hematology franchise through the acquisition of latarcibart, a potentially transformative medicine for von Willebrand disease currently in Phase 3 development. With ten data readouts expected in the second half of 2026, alongside product launches through early next year, we are well positioned for our next phase of growth.”
Second Quarter 2026 Results
•Total revenue: Total revenue was $1.67 billion, an increase of 38% compared to the second quarter of 2025,* primarily driven by an increase in total net sales across marketed products.
•Total net sales: Total net sales were $1.49 billion, an increase of 40% compared to the second quarter of 2025.* The increase was driven by a one-time, non-cash benefit of $246 million associated with the reversal of previously established accrual balances through March 31, 2026, for Opzelura® (ruxolitinib) cream, and increased demand across marketed products, including continued demand for Jakafi® (ruxolitinib) across all indications, Opzelura in atopic dermatitis (AD) and vitiligo, Niktimvo™ (axatilimab-csfr) in chronic graft versus host disease (GVHD), Monjuvi® (tafasitamab-cxix)/Minjuvi® (tafasitamab) in follicular lymphoma (FL) and Zynyz® (retifanlimab-dlwr) in squamous cell carcinoma of the anal canal (SCAC).
•Cost of sales: GAAP and non-GAAP cost of sales were $105.0 million and $98.6 million, respectively, representing 7% of total net sales.
•Research and development (R&D) expenses: GAAP and non-GAAP R&D expenses were $517.0 million and $478.8 million, an increase of 4% and 5%, respectively, compared to the prior year period.
•Selling, general and administrative (SG&A) expenses: GAAP and non-GAAP SG&A expenses were $351.7 million and $323.6 million, an increase of 6% for each, respectively, compared to the prior year period.

•Cash, cash equivalents and marketable securities position: As of June 30, 2026 and December 31, 2025, cash, cash equivalents and marketable securities totaled $4.5 billion and $3.6 billion, respectively.
Opzelura Financial Impact Related to Agreement with CMS
As a result of the agreement with CMS,* the total estimated incremental impact on Opzelura net sales for the full year 2026 is $300 - $310 million which includes the reversal of previously established accrual balances through the first quarter of 2026 and effects of an improved gross-to-net (GTN) profile on a go-forward basis as summarized in the table below.

Opzelura Net Sales[1]
Total estimated incremental impact on Opzelura net sales for the full year 2026	$300 - $310 million
One-time, non-cash benefit of the reversal of previously established accrued balances through the first quarter of 2026 ending March 31, 2026	$246 million
Impact on second quarter of 2026 net sales resulting in improved GTN	$15 million
Estimated impact on third and fourth quarters of 2026 net sales from improved GTN	$40 - $50 million
1Totals may not add due to rounding.
2026 Financial Guidance
Incyte is raising its full year 2026 total net sales guidance to $5,130 - $5,260 million, reflecting the impact of the agreement with CMS related to the Opzelura line extension,* as well as the continued strong performance of its Hematology and Oncology growth products, including Niktimvo, Monjuvi/Minjuvi and Zynyz. Incyte is raising its full year 2026 Opzelura net sales guidance to $1,050 - $1,100 million and full year 2026 Hematology and Oncology net sales guidance to $860 - $890 million.
Incyte is also raising its full year 2026 operating expense guidance. Total GAAP R&D and SG&A operating expense guidance is $4,915 - $4,995 million and total non-GAAP R&D and SG&A operating expense guidance is $4,625 - $4,695 million. The revised guidance reflects the impact of the acquisition of Vega Therapeutics, including an IPR&D expense of approximately $1,270 million expected in the third quarter 2026 associated with the upfront payment and related transaction costs, as well as $50 million of incremental ongoing R&D investments related to the development of latarcibart. The transaction upfront payment is expected to result in an IPR&D expense reflected in the third quarter and full year 2026 GAAP and non-GAAP financial results.
Incyte’s guidance for the fiscal year 2026 is summarized below.

	Current	Previous
Total net sales	$5,130 - $5,260 million	$4,770 - $4,940 million
Jakafi net sales(1)	unchanged	$3,220 - $3,270 million
Opzelura net sales(2)	$1,050 - $1,100 million	$750 - $790 million
Hematology and Oncology net sales(3)	$860 - $890 million	$800 - $880 million
Total GAAP R&D and SG&A operating expenses(4)	$4,915 - $4,995 million	$3,495 - $3,675 million
Total Non-GAAP R&D and SG&A operating expenses(4,5)	$4,625 - $4,695 million	$3,205 - $3,375 million
1Includes Jakafi XR™ (ruxolitinib) net sales.
2Includes net sales for moderate atopic dermatitis in Europe, which is anticipated to be approved in the second half of 2026.
3Includes Pemazyre® (pemigatinib) in the U.S., Canada, Europe, Japan, Asia Pacific (APAC), Middle East and Africa (MEA), and Latin America (LatAm); Niktimvo and Monjuvi in the U.S.; Zynyz in the U.S., Europe and Japan; Iclusig® (ponatinib) in Europe and MEA; and Minjuvi in Canada, Europe, Japan, APAC, MEA and LatAm.
4Includes upfront cost related to the acquisition of Vega Therapeutics, which will be recognized as an IPR&D expense impacting both the third quarter and full-year 2026 in addition to incremental R&D investment related to latarcibart.
5Adjusted to exclude the estimated cost of stock-based compensation.
Key Business Updates
Hematology

Jakafi XR™ (ruxolitinib)
•In May, Jakafi XR was approved by the FDA for the treatment of adults with intermediate- or high-risk myelofibrosis (MF) and adults with polycythemia vera (PV) who have had an inadequate response to or are intolerant to hydroxyurea, as well as for adults and children aged 12 years and older with steroid-refractory acute GVHD or chronic GVHD after failure of one or two lines of systemic therapy.

Monjuvi/Minjuvi
•Data from the pivotal Phase 3 frontMIND trial evaluating tafasitamab and lenalidomide in addition to R-CHOP (rituximab, cyclophosphamide, doxorubicin, vincristine and prednisone) as a first-line treatment for adults with previously untreated diffuse large B-cell lymphoma (DLBCL) and high-grade B-cell lymphoma (HGBL) were presented as a featured oral presentation at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting in May and during the Plenary Abstract session at the 2026 European Hematology Association (EHA) Congress in June. These results, which were also recently published in The Lancet, demonstrate that treatment with Tafa-Len-R-CHOP resulted in statistically significant and clinically meaningful improvements in progression-free survival (PFS), the primary endpoint in the study.
•Global regulatory submissions for Monjuvi/Minjuvi as a treatment for patients with newly diagnosed DLBCL were submitted and accepted in the second quarter of 2026. The Company anticipates a potential approval and launch in the U.S. in the first quarter of 2027.
•In June, Minjuvi was approved by Japan’s Ministry of Health, Labour and Welfare (MHLW) for the treatment of adults with relapsed or refractory DLBCL in combination with lenalidomide. This approval represents the second regulatory approval for Minjuvi in Japan.

Niktimvo
•Topline data from the Phase 2 trial evaluating axatilimab in combination with ruxolitinib in patients with newly diagnosed chronic GVHD are anticipated in the second half of 2026.

INCA033989 (mutCALR)
•The registrational Phase 3 study (EXCALIBUR-ET2), evaluating INCA033989 in mutCALR positive patients with ET who are resistant or intolerant to at least one prior cytoreductive therapy was initiated in mid-2026.
•Updated Phase 1 data for INCA033989 were presented at the 2026 EHA Congress, demonstrating robust clinical activity, durable hematologic and symptom responses, molecular responses consistent with potential disease modification and a favorable tolerability profile in patients with mutCALR-positive essential thrombocythemia (ET) and MF.
•Data from the Phase 1 cohort evaluating INCA033989 as a monotherapy and in combination with ruxolitinib in treatment naïve MF patients are anticipated in the second half of 2026.
•A Phase 1 study evaluating INCA033989 as a subcutaneous (SC) administration in mutCALR positive patients was initiated in the second quarter of 2026.

INCB160058 (JAK2V617F)
•Following a comprehensive review of available data, the Company has discontinued further development of INCB160058 to prioritize its next-generation JAK2V617F-targeted pipeline.

Latarcibart (formerly VGA039)
•In July, data from the Phase 1/2 multidose study of latarcibart in patients with von Willebrand disease (VWD) were presented at the 2026 International Society on Thrombosis and Haemostasis (ISTH) Congress, demonstrating that once-monthly SC treatment with latarcibart resulted in an 81% median reduction in annualized bleeding rate (ABR) across all bleeding categories and VWD types.
•Latarcibart is being evaluated in a global Phase 3, single-arm crossover study (VIVID-6) assessing the safety and efficacy of once-monthly SC administration of latarcibart as prophylaxis for bleeding in patients with all types of VWD. Topline data from the VIVID-6 study are anticipated in early 2029.
Oncology
INCB161734 (KRASG12D)
•The Phase 3 study (DAWN-303) evaluating INCB161734 as a first-line treatment in patients with metastatic pancreatic ductal adenocarcinoma (PDAC) in combination with standard-of-care chemotherapy (mFOLFIRINOX or GEMNabP) versus chemotherapy alone is ongoing.
•Data from the ongoing Phase 1 trial evaluating INCB161734 in combination with standard-of-care chemotherapy (mFOLFOX and GemNabP) as a first-line treatment in patients with metastatic PDAC, as well as data evaluating INCB161734 in combination with cetuximab in patients with advanced/metastatic colorectal cancer (CRC), will be highlighted as rapid oral presentations at the 2026 European Society for Medical Oncology (ESMO) Congress, being held October 23–27 in Madrid, Spain.

INCA33890 (TGFβR2xPD-1)†
•The Phase 3 study evaluating INCA33890 in combination with standard-of-care chemotherapy and bevacizumab as a first-line treatment in patients with microsatellite stable colorectal cancer (MSS CRC) is ongoing.
•Data from the ongoing Phase 1 trial evaluating INAC33890 in combination with standard-of-care therapies as a first-line treatment in patients with MSS CRC will be highlighted in a rapid oral presentation at the 2026 ESMO Congress.
INCB123667 (CDK2)
•A Phase 3 study evaluating INCB123667 in first-line maintenance ovarian cancer is expected to initiate in the second half of 2026.
•Preliminary efficacy data from the ongoing Phase 1 trial evaluating INCB123667 in combination with bevacizumab in patients with recurrent epithelial ovarian cancer (rEOC) will be highlighted in a rapid oral presentation at the 2026 ESMO Congress.
Inflammation and Autoimmunity (IAI)
Opzelura
•In June, the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) issued a positive opinion recommending the approval of Opzelura cream for the treatment of moderate AD in adult patients for whom topical corticosteroids (TCSs) and topical calcineurin inhibitors (TCIs) are inadequate or inappropriate. The Company expects a regulatory decision in the third quarter of 2026.
•Topline results from the Phase 3 studies (TRuE-HS1 and TRuE-HS2) evaluating ruxolitinib cream in mild to moderate hidradenitis suppurativa (HS) are anticipated in the fourth quarter of 2026.
Povorcitinib
•The New Drug Application (NDA) submission for povorcitinib as a treatment for patients with moderate to severe HS was accepted by the FDA in the first quarter of 2026. The Company anticipates potential approval and launches in late-2026 in the European Union and the first quarter of 2027 in the U.S.
•Data from the Phase 3 studies (STOP-PN1 and STOP-PN2) evaluating povorcitinib in patients with moderate to severe prurigo nodularis (PN) are anticipated in the fourth quarter of 2026.
•Topline data from the Phase 2 proof-of-concept trial for povorcitinib in asthma are anticipated in the second half of 2026.

Corporate Updates
•In July, the Company announced a global collaboration and license agreement with Halozyme to support the subcutaneous formulation development of INCA033989 utilizing Halozyme’s proprietary ENHANZE® Technology.
•In July, the Company completed its acquisition of Vega Therapeutics, Inc., a wholly owned subsidiary of Star Therapeutics, LLC. The acquisition adds latarcibart, a novel investigational monoclonal antibody in Phase 3 development for patients with VWD, to its late-stage pipeline. Under the terms of the parties’ stock purchase agreement, Incyte acquired all outstanding shares of Vega Therapeutics for $1.25 billion. Star Therapeutics will be eligible to receive up to $750 million in additional payments upon the achievement of sales milestones.
•In May, the Company expanded its use of artificial intelligence (AI) across its discovery and development pipeline, entering a strategic collaboration with Edison Scientific to employ their AI scientist Kosmos, and expanding its existing collaboration with Genesis Molecular AI to build and deploy state-of-the-art AI models to accelerate discovery of novel molecules for collaboration targets selected by Incyte.
•In the second quarter of 2026, the Company entered into an exclusive license agreement with Mirum Pharmaceuticals, granting Mirum worldwide rights to zilurgisertib, an ALK2 inhibitor in development for fibrodysplasia ossificans progressiva (FOP). Under the terms of the agreement, Incyte received an upfront payment and is eligible to receive additional development and regulatory milestone payments, as well as sales-based milestones and tiered royalties in the mid-to-high single digit percent range on worldwide net sales.

2026 Second Quarter Financial Results
The financial measures presented in this press release for the three and six months ended June 30, 2026 and 2025 have been prepared by the Company in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), unless otherwise identified as a Non-GAAP financial measure. Management believes that Non-GAAP information is useful for investors, when considered in conjunction with Incyte’s GAAP disclosures. Management uses such information internally and externally for establishing budgets, operating goals and financial planning purposes. These metrics are also used to manage the Company’s business and monitor performance. The Company adjusts, where appropriate, for expenses in order to reflect the Company’s core operations. The Company believes these adjustments are useful to investors by providing an enhanced understanding of the financial performance of the Company’s core operations. The metrics have been adopted to align the Company with disclosures provided by industry peers.
Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used in conjunction with and to supplement Incyte’s operating results as reported under GAAP. Non-GAAP measures may be defined and calculated differently by other companies in our industry.
As changes in exchange rates are an important factor in understanding period-to-period comparisons, management believes the presentation of certain revenue results on a constant currency basis in addition to reported results helps improve investors’ ability to understand the Company’s operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company calculates constant currency by calculating current year results using prior year foreign currency exchange rates and generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
Financial Highlights
Financial Highlights
(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Total GAAP revenues	$1,674,039	$1,215,529	$2,946,715	$2,268,427

Total GAAP operating income	697,898	530,314	999,015	735,482
Total Non-GAAP operating income	773,044	382,579	1,166,717	666,220

GAAP net income	585,605	404,999	888,935	563,202
Non-GAAP net income	643,359	311,927	1,017,786	541,386

GAAP basic EPS	$2.92	$2.09	$4.45	$2.91
Non-GAAP basic EPS	$3.21	$1.61	$5.09	$2.79
GAAP diluted EPS	$2.81	$2.04	$4.28	$2.84
Non-GAAP diluted EPS	$3.09	$1.57	$4.90	$2.73

Revenue Details
Revenue Details
(unaudited, in thousands)

	Three Months Ended June 30,		% Change (as reported)	% Change (constant currency)[1]	Six Months Ended June 30,		% Change (as reported)	% Change (constant currency)[1]
	2026	2025			2026	2025
Net sales
Jakafi[2]	$816,659	$763,788	7%	NA	$1,574,414	$1,473,200	7%	NA
Opzelura	449,736	164,499	173%	173%	592,751	283,204	109%	108%
Iclusig	34,394	32,729	5%	3%	69,857	62,273	12%	5%
Pemazyre	23,418	22,192	6%	5%	45,961	40,632	13%	11%
Minjuvi/Monjuvi	53,686	31,131	72%	72%	102,913	60,682	70%	67%
Niktimvo	60,309	36,154	67%	67%	115,397	49,767	132%	132%
Zynyz	49,947	8,921	460%	458%	91,340	11,930	666%	661%
Total net sales	1,488,149	1,059,414	40%	40%	2,592,633	1,981,688	31%	30%
Royalty revenues:
Jakavi	124,190	109,714	13%	12%	229,746	201,859	14%	15%
Olumiant	38,479	33,482	15%	16%	74,886	64,282	16%	14%
Tabrecta	6,691	6,632	1%	NA	12,673	13,045	(3%)	NA
Other	5,330	1,287	314%	NA	8,577	2,553	236%	NA
Total royalty revenues	174,690	151,115	16%		325,882	281,739	16%
Total net sales and royalty revenues	1,662,839	1,210,529	37%		2,918,515	2,263,427	29%
Milestone and contract revenues	11,200	5,000	124%	124%	28,200	5,000	464%	464%
Total GAAP revenues	$1,674,039	$1,215,529	38%		$2,946,715	$2,268,427	30%

NA = not applicable
1 Percentage change in constant currency is calculated using 2025 foreign exchange rates to recalculate 2026 results.
2 Second quarter 2026 Jakafi net sales include Jakafi and Jakafi XR following the launch of Jakafi XR in the second quarter of 2026.
Net Sales and Royalty Revenues Total net sales and royalty revenue for the quarter ended June 30, 2026 increased 37% over the prior year comparative period.
•Total net sales for the quarter ended June 30, 2026 increased 40% over the prior year comparative period.
•Jakafi net sales increased 7% in the second quarter of 2026 versus the prior year comparable period to $817 million, primarily driven by a 9% increase in paid demand and growth across all indications. Jakafi inventory levels were within normal range at the end of the second quarter of 2026.
•Opzelura net sales increased 173% in the second quarter of 2026 versus the prior year comparable period to $450 million. The increase was driven in part by a one-time, non-cash benefit of $246 million associated with the reversal of previously established accrual balances through March 31, 2026, for Opzelura. Net growth was also driven by increased patient demand in both AD and vitiligo. Opzelura inventory levels were within normal range at the end of the second quarter of 2026.
•Hematology and oncology net sales increased 69% in the second quarter of 2026 versus the prior year comparable period to $222 million, driven by increased demand for Niktimvo, Monjuvi/Minjuvi and Zynyz.

Operating Expenses
INCYTE CORPORATION
RECONCILIATION OF REPORTED TO ADJUSTED RESULTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026 and 2025
(unaudited, in thousands)

	Three Months Ended June 30, 2026
	Cost of Sales[1]	Research and Development[2]	Selling, General and Administrative[3]	Operating Income	Net Income
GAAP (as reported)	$104,957	$516,950	$351,735	$697,898	$585,605
Adjustments - Add / (Subtract)
Non-cash stock compensation from equity awards	(932)	(38,189)	(28,142)	67,263	67,263
Amortization of acquired product rights	(5,384)	—	—	5,384	5,384
Loss on change in fair value of contingent consideration	—	—	—	2,499	2,499
Non-cash interest	—	—	—	—	81
(Gain) on equity investments	—	—	—	—	(9,805)
Tax effect of Non-GAAP pre-tax adjustments	—	—	—	—	(7,668)
Non-GAAP (as adjusted)	$98,641	$478,761	$323,593	$773,044	$643,359

	Three Months Ended June 30, 2025
	Cost of Sales[1]	Research and Development[2]	Selling, General and Administrative[3]	Operating Income	Net Income
GAAP (as reported)	$78,766	$494,917	$331,022	$530,314	$404,999
Adjustments - Add / (Subtract)
Non-cash stock compensation from equity awards	(838)	(37,700)	(26,071)	64,609	64,609
Contract dispute settlement	—	—	—	(242,251)	(242,251)
Amortization of acquired product rights	(5,384)	—	—	5,384	5,384
Loss on change in fair value of contingent consideration	—	—	—	22,761	22,761
Escient acquisition related compensation expense	—	(1,582)	(180)	1,762	1,762
Non-cash interest	—	—	—	—	81
Loss on equity investments	—	—	—	—	4,151
Tax effect of Non-GAAP pre-tax adjustments	—	—	—	—	50,431
Non-GAAP (as adjusted)	$72,544	$455,635	$304,771	$382,579	$311,927

	Six Months Ended June 30, 2026
	Cost of Sales[1]	Research and Development[2]	Selling, General and Administrative[3]	Operating Income	Net Income
GAAP (as reported)	$209,480	$1,032,853	$679,822	$999,015	$888,935
Adjustments - Add / (Subtract)
Non-cash stock compensation from equity awards	(1,814)	(77,409)	(52,166)	131,389	131,389
Amortization of acquired product rights	(10,768)	—	—	10,768	10,768
Loss on change in fair value of contingent consideration	—	—	—	2,331	2,331
Asset impairment and related disposal costs	—	—	—	23,214	23,214
Non-cash interest	—	—	—	—	163
(Gain) on equity investments	—	—	—	—	(16,396)
Tax effect of Non-GAAP pre-tax adjustments	—	—	—	—	(22,618)
Non-GAAP (as adjusted)	$196,898	$955,444	$627,656	$1,166,717	$1,017,786

	Six Months Ended June 30, 2025
	Cost of Sales[1]	Research and Development[2]	Selling, General and Administrative[3]	Operating Income	Net Income
GAAP (as reported)	$151,954	$932,196	$656,713	$735,482	$563,202
Adjustments - Add / (Subtract)
Non-cash stock compensation from equity awards	(1,697)	(74,424)	(49,470)	125,591	125,591
Contract dispute settlement	—	—	—	(242,251)	(242,251)
Amortization of acquired product rights	(10,768)	—	—	10,768	10,768
Loss on change in fair value of contingent consideration	—	—	—	34,333	34,333
Escient acquisition related compensation expense	—	(2,117)	(180)	2,297	2,297
Non-cash interest	—	—	—	—	163
Loss on equity investments	—	—	—	—	5,494
Tax effect of Non-GAAP pre-tax adjustments	—	—	—	—	41,789
Non-GAAP (as adjusted)	$139,489	$855,655	$607,063	$666,220	$541,386
1 Non-GAAP cost of sales excludes the amortization of licensed intellectual property for Iclusig relating to the acquisition of the European business of ARIAD Pharmaceuticals, Inc. and the cost of stock-based compensation.
2 Non-GAAP research and development expenses exclude the cost of stock-based compensation and Escient acquisition related compensation expense related to severance payments.
3 Non-GAAP selling, general and administrative expenses exclude the cost of stock-based compensation and Escient acquisition related compensation expense related to severance payments.
Cost of sales GAAP and Non-GAAP cost of sales for the quarter ended June 30, 2026 were $105.0 million and $98.6 million, respectively, representing 7% of total net sales.
Contract dispute settlement In May 2025, Incyte and Novartis entered into a settlement agreement with respect to litigation relating to the duration of royalty payments owed under the Collaboration and License Agreement between Incyte and Novartis. Under the settlement agreement, the royalty rate payable by Incyte on future net sales of Jakafi in the United Stated is reduced by 50% beginning January 1, 2025 and Incyte paid Novartis $280.0 million as the settlement of disputed royalties on net sales of Jakafi in the United States through December 31, 2024. The difference of $242.2 million between the accrued royalties and the total amount paid by us to Novartis was recorded in contract dispute settlement on the condensed consolidated statement of operations for the three and six months ended June 30, 2025.

Research and development expenses GAAP and Non-GAAP research and development expenses for the quarter ended June 30, 2026 were $517.0 million and $478.8 million, an increase of 4% and 5%, respectively, compared to the same period in 2025, primarily due to continued investment in our late stage development assets.
Selling, general and administrative expenses GAAP and Non-GAAP selling, general and administrative expenses for the quarter ended June 30, 2026 were $351.7 million and $323.6 million, an increase of 6% for each, respectively, compared to the same period in 2025, primarily due to increased consumer marketing and pre-launch activities.
Other Financial Information
Change in fair value of acquisition-related contingent consideration The change in fair value of contingent consideration during the quarter ended June 30, 2026, compared to the same period in 2025, was primarily due to updated projections of future net sales of Iclusig, including the impacts from fluctuations in foreign currency exchange rates.
Operating income GAAP and Non-GAAP operating income for the quarter ended June 30, 2026 increased 32% and 102%, respectively, compared to the same period in 2025, driven primarily by growth in total revenue, including the impact of the $246 million of additional net sales of Opzelura relating to the aforementioned CMS agreement, and the impacts of the contract dispute settlement in the second quarter of 2025 on Non-GAAP operating income.
Cash, cash equivalents and marketable securities position Cash, cash equivalents and marketable securities as of June 30, 2026, were $4.5 billion, compared to $3.6 billion as of December 31, 2025.
Conference Call and Webcast Information
Incyte will hold a conference call and webcast this morning at 8:00 a.m. ET. To access the conference call, please dial 877-407-3042 for domestic callers or 201-389-0864 for international callers. When prompted, provide the conference identification number, 13759527.

If you are unable to participate, a replay of the conference call will be available for 90 days. The replay dial-in number for the United States is 877-660-6853 and the dial-in number for international callers is 201-612-7415. To access the replay you will need the conference identification number, 13759527.

The conference call will also be webcast live and can be accessed at investor.incyte.com.

About Incyte®
Incyte is redefining what’s possible in biopharmaceutical innovation. Through deep scientific expertise and a relentless focus on patients, we have built an established portfolio of first-in-class medicines and an extensive portfolio of next-generation medicines across our key franchises: Hematology, Oncology and Inflammation and Autoimmunity.

To learn more, visit Incyte.com and Investor.Incyte.com. Follow us on social media: LinkedIn, X and Instagram.

Incyte is a registered trademark of Incyte.

About Jakafi® (ruxolitinib)
Jakafi® (ruxolitinib) is a JAK1/JAK2 inhibitor approved for use in the U.S. for the treatment of polycythemia vera (PV) in adults who have had an inadequate response to, or are intolerant of, hydroxyurea; intermediate or high-risk myelofibrosis (MF), including primary MF, post-PV MF and post-essential thrombocythemia MF in adults; steroid-refractory acute graft-versus-host disease (GVHD) in adult and pediatric patients 12 years and older; and chronic GVHD after failure of one or two lines of systemic therapy in adult and pediatric patients 12 years and older.

Jakafi is a registered trademark of Incyte.

About Jakafi XR™ (ruxolitinib) Extended-Release Tablets
Jakafi XR™ (ruxolitinib) extended-release tablets are a once-daily (QD) formulation of ruxolitinib, approved for use in the U.S. for the treatment of PV in adults who have had an inadequate response to, or are intolerant of, hydroxyurea; intermediate or high-risk MF, including primary MF, post-PV MF, and post-essential thrombocythemia MF in adults; steroid-refractory acute GVHD in adult and pediatric patients 12 years and older; and chronic GVHD after failure of one or two lines of systemic therapy in adult and pediatric patients 12 years and older.

It is not known if Jakafi XR is safe or effective in children for the treatment of MF or PV.

Jakafi XR and the Jakafi XR logo are trademarks of Incyte.

About Opzelura® (ruxolitinib) Cream
Opzelura® (ruxolitinib) cream, a novel cream formulation of Incyte’s JAK1/JAK2 inhibitor ruxolitinib, is the first and only treatment for repigmentation approved for use in the U.S. for the topical treatment of nonsegmental vitiligo in patients 12 years of age and older. Opzelura also is approved for use in the U.S. for the topical short-term and non-continuous chronic treatment of mild to moderate atopic dermatitis (AD) in non-immunocompromised patients 2 years of age and older whose disease is not adequately controlled with topical prescription therapies or when those therapies are not advisable. Use of Opzelura in combination with therapeutic biologics, other JAK inhibitors, or potent immunosuppressants, such as azathioprine or cyclosporine, is not recommended.

In Europe, Opzelura (ruxolitinib) cream 15mg/g is approved for the treatment of nonsegmental vitiligo with facial involvement in adults and adolescents from 12 years of age.

Incyte has worldwide rights for the development and commercialization of Opzelura.

Opzelura is a registered trademark of Incyte.

About Monjuvi® (tafasitamab-cxix)/Minjuvi® (tafasitamab)
Monjuvi® (tafasitamab-cxix)/Minjuvi® (tafasitamab) is a humanized Fc-modified cytolytic CD19-targeting monoclonal antibody. Tafasitamab incorporates an XmAb® engineered Fc domain, which mediates B-cell lysis through apoptosis and immune effector mechanism including Antibody-Dependent Cell-Mediated Cytotoxicity (ADCC) and Antibody-Dependent Cellular Phagocytosis (ADCP). Incyte licenses exclusive worldwide rights to develop and commercialize tafasitamab from Xencor, Inc.

In the U.S., Monjuvi is approved for use in combination with lenalidomide and rituximab for the treatment of adult patients with relapsed or refractory follicular lymphoma (FL).

Monjuvi is not indicated and is not recommended for the treatment of patients with relapsed or refractory marginal zone lymphoma outside of controlled clinical trials.

Additionally, Monjuvi received approval in the U.S. in combination with lenalidomide for the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL) not otherwise specified, including DLBCL arising from low grade lymphoma, and who are not eligible for autologous stem cell transplant (ASCT). This indication is approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial(s).

In Europe, Minjuvi (tafasitamab) received conditional marketing authorization from the European Medicines Agency in combination with lenalidomide, followed by Minjuvi monotherapy, for the treatment of adult patients with relapsed or refractory DLBCL who are not eligible for ASCT. Additionally, Minjuvi is approved for use in Europe in combination with lenalidomide and rituximab for the treatment of adult patients with relapsed or refractory FL (Grade 1-3a) after at least one line of systemic therapy.

In Japan, Minjuvi is approved for use in combination with rituximab and lenalidomide for the treatment of adult patients with relapsed or refractory FL (2L+ FL).

XmAb is a registered trademark of Xencor, Inc.

Monjuvi and Minjuvi are registered trademarks of Incyte.

About Pemazyre® (pemigatinib)
Pemazyre® (pemigatinib) is a kinase inhibitor approved for use in the U.S. for the treatment of adults with previously treated, unresectable locally advanced or metastatic cholangiocarcinoma with a fibroblast growth factor receptor 2 (FGFR2) fusion or other rearrangement as detected by an FDA-approved test. This indication is approved under accelerated approval based on overall response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in one or more confirmatory trials.

Pemazyre is also the first targeted treatment approved for use in the U.S. for the treatment of adults with relapsed or refractory myeloid/lymphoid neoplasms (MLNs) with FGFR1 rearrangement.

In Japan, Pemazyre is approved for use for the treatment of patients with unresectable biliary tract cancer (BTC) with an FGFR2 fusion gene that worsens after cancer chemotherapy.

In Europe, Pemazyre is approved for use for the treatment of adults with locally advanced or metastatic cholangiocarcinoma with a FGFR2 fusion or rearrangement that has progressed after at least one prior line of systemic therapy.

Pemazyre is a potent, selective, oral inhibitor of FGFR isoforms 1, 2 and 3 that has demonstrated selective pharmacologic activity against cancer cells with FGFR alterations.

Pemazyre is marketed by Incyte in the United States, Europe and Japan.

Pemazyre is a trademark of Incyte.

About Iclusig® (ponatinib) tablets
Iclusig® (ponatinib) targets not only native BCR-ABL, an abnormal, fused gene and protein associated with several types of leukemia, most notably Chronic Myeloid Leukemia (CML) and Philadelphia-positive Acute Lymphoblastic Leukemia (Ph+ ALL), but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved tyrosine kinase inhibitors.

In Europe, Iclusig is approved for use for the treatment of adult patients with chronic phase, accelerated phase or blast phase chronic myeloid leukemia (CML) who are resistant to dasatinib or nilotinib; who are intolerant to dasatinib or nilotinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation, or the treatment of adult patients with Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL) who are resistant to dasatinib; who are intolerant to dasatinib and for whom subsequent treatment with imatinib is not clinically appropriate; or who have the T315I mutation.

Incyte has an exclusive license from Takeda Pharmaceuticals International AG to commercialize ponatinib in the European Union and 29 other countries, including Switzerland, the UK, Norway, Turkey, Israel and Russia. Iclusig is marketed in the U.S. by Millennium Pharmaceuticals, Inc., a wholly owned subsidiary of Takeda Pharmaceutical Company Limited.

About Zynyz® (retifanlimab-dlwr)
Zynyz® (retifanlimab-dlwr) is a humanized monoclonal antibody targeting programmed death receptor-1 (PD-1), approved for use in the U.S., Europe and Japan in combination with carboplatin and paclitaxel (platinum-based chemotherapy) for the first-line treatment of adult patients with inoperable locally recurrent or metastatic squamous cell carcinoma of the anal canal (SCAC) and in the U.S. as a single agent for the treatment of adult patients with locally recurrent or metastatic SCAC with disease progression or intolerance to platinum-based chemotherapy.

Zynyz is also approved for use as monotherapy for the first-line treatment of adult patients with metastatic or recurrent locally advanced Merkel cell carcinoma (MCC) in the U.S., Europe, Canada and Switzerland.

Incyte licenses exclusive worldwide rights to develop and commercialize Zynyz from MacroGenics, Inc.

Zynyz is a registered trademark of Incyte.

About Niktimvo™ (axatilimab-csfr)
Niktimvo™ (axatilimab-csfr) is a first-in-class colony stimulating factor-1 receptor (CSF-1R)-blocking antibody approved for use in the U.S. for the treatment of chronic GVHD after failure of at least two prior lines of systemic therapy in adult and pediatric patients weighing at least 40 kg (88.2 lbs).

In September 2021, Syndax Pharmaceuticals, Inc. and Incyte entered into an exclusive worldwide co-development and co-commercialization license agreement for axatilimab in chronic GVHD and any future indications.

Axatilimab is being studied in frontline combination trials in chronic GVHD – a Phase 2 combination trial with ruxolitinib (NCT06388564) and a Phase 3 combination trial with steroids (NCT06585774) are underway. Axatilimab is also being studied in an ongoing Phase 2 trial in patients with idiopathic pulmonary fibrosis (NCT06132256).

Niktimvo is a trademark of Incyte.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding Incyte’s expected financial and operational performance; Incyte’s updated 2026 full year financial guidance; expectations regarding the impact of Incyte’s agreement with CMS pertaining to Opzelura; Incyte’s ability to deliver sustained long-term growth; the strength of Incyte’s core business and marketed products; the potential and progress of programs in Incyte’s pipeline; expectations regarding clinical trials to be initiated, ongoing clinical trials and anticipated data readouts, including for Niktimvo (axatilimab), INCA033989 (mutCALR), latarcibart, INCB161734 (KRASG12D), INCA33890 (TGFβR2xPD-1), INCB123667 (CDK2), Opzelura (ruxolitinib) cream and povorcitinib; expectations regarding regulatory submissions, regulatory approvals and launches, including for Monjuvi in newly diagnosed DLBCL and Opzelura in moderate atopic dermatitis in Europe; expectations regarding Incyte’s partnerships and collaborations; and Incyte’s aspirations and goals as set forth under the heading “About Incyte.”

Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including the sufficiency of clinical trial data to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials and the ability to enroll subjects in accordance with planned schedules; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; the efficacy or safety of Incyte’s products; Incyte’s ability to achieve commercial success for its marketed products and product candidates, if approved; Incyte’s ability to obtain and maintain protection of intellectual property for its products and technology; Incyte’s reliance on third parties and partners; the acceptance of Incyte’s products in the marketplace; market competition, sales, marketing, manufacturing and distribution requirements; greater than expected expenses, including expenses relating to litigation or strategic activities; the effects of announced or unexpected price regulation or limitations on reimbursement or coverage for Incyte’s products; and those risks and uncertainties discussed in greater detail in Incyte’s reports filed with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2025. Incyte disclaims any intent or obligation to update these forward-looking statements.

# # #
Contacts

Media	Investors
media@incyte.com	ir@incyte.com

__________________
*In the second quarter of 2026, the Company reached an agreement with the Centers for Medicare & Medicaid Services (CMS) to resolve the Company’s litigation related to the application of Medicaid rebate rules to Opzelura® (ruxolitinib) cream. Under the agreement, CMS will not apply the line extension regulation to Opzelura as if it were a line extension of Jakafi® (ruxolitinib). In the second quarter of 2026, the Company recorded a one-time, non-cash benefit of $246 million associated with the reversal of previously established accrual balances through March 31, 2026, related to liabilities associated with the potential application of the line extension regulations to Opzelura.
†INCA33890, a TGFβR2×PD-1 bispecific Biclonics antibody, is developed in collaboration with Merus (legacy partnership); Merus is now part of Genmab A/S.

INCYTE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

	GAAP		GAAP
Revenues:
Net sales	$1,488,149	$1,059,414	$2,592,633	$1,981,688
Product royalty revenues	174,690	151,115	325,882	281,739
Milestone and contract revenues	11,200	5,000	28,200	5,000
Total revenues	1,674,039	1,215,529	2,946,715	2,268,427

Costs, expenses and other:
Cost of sales (including definite-lived intangible amortization)	104,957	78,766	209,480	151,954
Contract dispute settlement	—	(242,251)	—	(242,251)
Research and development	516,950	494,917	1,032,853	932,196
Selling, general and administrative	351,735	331,022	679,822	656,713
Asset impairment and related disposal costs	—	—	23,214	—
Loss on change in fair value of acquisition-related contingent consideration	2,499	22,761	2,331	34,333
Total costs, expenses and other	976,141	685,215	1,947,700	1,532,945

Income from operations	697,898	530,314	999,015	735,482
Interest income	38,118	25,136	71,805	48,065
Interest expense	(582)	(594)	(1,151)	(1,254)
Gain (loss) on equity investments	9,805	(4,151)	16,396	(5,494)
Other, net	6,275	7,307	9,049	15,403
Income before provision for income taxes	751,514	558,012	1,095,114	792,202
Provision for income taxes	165,909	153,013	206,179	229,000
Net income	$585,605	$404,999	$888,935	$563,202

Net income per share:
Basic	$2.92	$2.09	$4.45	$2.91
Diluted	$2.81	$2.04	$4.28	$2.84

Shares used in computing net income per share:
Basic	200,378	193,995	199,860	193,853
Diluted	208,216	198,744	207,670	198,526

INCYTE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30, 2026	December 31, 2025
ASSETS
Cash, cash equivalents and marketable securities	$4,535,740	$3,580,604
Accounts receivable	1,125,203	1,024,407
Property and equipment, net	709,469	730,885
Finance lease right-of-use assets, net	25,559	27,520
Inventory	457,568	443,292
Prepaid expenses and other assets	341,662	337,849
Equity investments	104,387	47,991
Other intangible assets, net	103,196	117,131
Goodwill	133,000	133,000
Deferred income tax asset	336,863	515,294
Total assets	$7,872,647	$6,957,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$1,393,541	$1,634,780
Finance lease liabilities	32,679	34,715
Acquisition-related contingent consideration	102,000	121,000
Stockholders’ equity	6,344,427	5,167,478
Total liabilities and stockholders’ equity	$7,872,647	$6,957,973

INCYTE CORPORATION
RECONCILIATION OF GAAP NET INCOME TO SELECTED NON-GAAP ADJUSTED INFORMATION
(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP Net Income	$585,605	$404,999	$888,935	$563,202
Adjustments[1]:
Non-cash stock compensation from equity awards (R&D)[2]	38,189	37,700	77,409	74,424
Non-cash stock compensation from equity awards (SG&A)[2]	28,142	26,071	52,166	49,470
Non-cash stock compensation from equity awards (COGS)[2]	932	838	1,814	1,697
Non-cash interest[3]	81	81	163	163
(Gain) loss on equity investments[4]	(9,805)	4,151	(16,396)	5,494
Amortization of acquired product rights[5]	5,384	5,384	10,768	10,768
Loss on change in fair value of contingent consideration[6]	2,499	22,761	2,331	34,333
Asset impairment and related disposal costs[7]	—	—	23,214	—
Contract dispute settlement	—	(242,251)	—	(242,251)
Escient acquisition related compensation expense[8]	—	1,762	—	2,297
Tax effect of Non-GAAP pre-tax adjustments[9]	(7,668)	50,431	(22,618)	41,789
Non-GAAP Net Income	$643,359	$311,927	$1,017,786	$541,386

Non-GAAP net income per share:
Basic	$3.21	$1.61	$5.09	$2.79
Diluted	$3.09	$1.57	$4.90	$2.73

Shares used in computing Non-GAAP net income per share:
Basic	200,378	193,995	199,860	193,853
Diluted	208,216	198,744	207,670	198,526
1 Included within the Milestone and contract revenues line item in the Condensed Consolidated Statements of Operations (in thousands) for the three and six months ended June 30, 2026 are milestones of $11,200 and $28,200, respectively, earned from our collaborative partners, as compared to $5,000 of milestones earned for both the three and six months ended June 30, 2025. Included within the Research and development expenses line item in the Condensed Consolidated Statements of Operations (in thousands) for the three and six months ended June 30, 2026 are upfront consideration and milestones of $0 and $12,600, respectively, related to our collaborative partners as compared to upfront consideration and milestones of $12,550 and $28,050, respectively, for the three and six months ended June 30, 2025.
2 As included within the Cost of sales (including definite-lived intangible amortization) line item; the Research and development expenses line item; and the Selling, general and administrative expenses line item in the Condensed Consolidated Statements of Operations.
3 As included within the Interest expense line item in the Condensed Consolidated Statements of Operations.
4 As included within the (Gain) loss on equity investments line item in the Condensed Consolidated Statements of Operations.
5 As included within the Cost of sales (including definite-lived intangible amortization) line item in the Condensed Consolidated Statements of Operations. Acquired product rights of licensed intellectual property for Iclusig is amortized utilizing a straight-line method over the estimated useful life of 12.5 years.
6 As included within the Loss on change in fair value of acquisition-related contingent consideration line item in the Condensed Consolidated Statements of Operations.
7 As included within the Asset impairment and related disposal costs line item in the Condensed Consolidated Statements of Operations.
8 Included within the Research and development line item in the Condensed Consolidated Statements of Operations (in thousands) is $1,582 and $2,117 for the three and six months ended June 30, 2025, and included within the Selling, general and administrative expenses line item in the Condensed Consolidated Statements of Operations is $180 for both the three and six months ended June 30, 2025. Escient acquisition related compensation expense represents non-recurring charges associated with severance payments to former Escient employees.
9 Income tax effects of Non-GAAP pre-tax adjustments are calculated using an estimated annual effective tax rate, taking into consideration any permanent items and valuation allowances against related deferred tax assets.